LIMITED LIABILITY OPERATING AGREEMENT
DLP POSITIVE FIXED RETURNS FUND LLC

This Operating Agreement of DLP POSITIVE FIXED RETURNS FUND LLC (the "Company"), dated as of March 6, 2017 has been adopted by the Members of the Company.

RECITALS

A. The Company has been organized as a Delaware limited liability company on the 6th day of March, 2017 pursuant to filing the Certificate of Formation with the Secretary of State of Delaware under and pursuant to the Delaware Limited Liability Company Act, as may be amended from time to time (the "Act").

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the Members agree as follows:

1. General Terms and Conditions. To the extent this Operating Agreement does not specifically address any right or obligations of the Company or its Members, the default provisions of the Act shall be deemed incorporated by reference and shall be controlling. In the event of any conflict between the terms and conditions of this Operating Agreement and the terms of the Act, the terms set forth herein shall control, to the extent permitted by law.

2. Purpose. The Company is formed for the object and purpose of engaging in any and all activities permitted under law.

3. Term. The existence of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of Delaware and shall continue until the Company is dissolved in accordance with the provisions of this Agreement.

4. Principal Office. The principal office of the Company shall be located at 604 Market Street St. Augustine, Florida 32095 or at such other location as may be determined, from time to time, by the Members. The Company may also have such other offices at such other locations as, from time to time, may be determined by the Members. The initial registered agent is Incorp. Services, Inc. with an address of 919 North Market Street, Suite 950 Wilmington, DE 19801.

5. Company Capital and Percentage Interests.

 (a) Capital Contributions. Each Member's capital contributions shall be set forth in their respective capital accounts.

 (b) No Right to Return of Capital Contributions. Although the Company may make distributions to the Members from time to time as a return of their capital contributions, a Member shall not have the right to withdraw or demand a return of any of the Member's capital contribution or capital account, except upon dissolution or liquidation of the Company, or unless otherwise agreed to by the Members.

 (c) Percentage Interests. The name of each Member and their percentage interests shall be contained on Exhibit A of this Agreement, incorporated herein by reference, as amended from time to time and maintained in the Company's records.

6. Allocation of Profits or Losses. At all times while there is more than one Member, profits or losses shall be allocated to the Members in accordance with the percentage interests, except as otherwise provided herein.

7. Distributions.

 (a) General Rule. Subject to subsection (b), distributions of cash and/or other assets or property of the Company, from whatever source (including, without limitation, net proceeds of Company operations and sale, and financing or refinancing of Company assets) shall be made to the Members in accordance with their respective percentage interests at such times, and in such amounts, as the Members shall determine. In making determinations regarding distributions, the Members may set aside funds and establish reserves for such items as the Members shall determine, including, without limitation, working capital, maintenance of bonding capacity, capital expenditures, acquisition of other assets by the Company, and the satisfaction of liabilities (including, without limitation, contingent liabilities).

 (b) Minimum Distribution. With respect to any taxable year of the Company in which Members are allocated taxable income for federal income tax, the Company shall attempt to distribute to the Members, within 90 days after the close of that taxable year, amounts sufficient to cover the federal, state and local income tax liability of each Member. Nothing herein shall require the Company to borrow money or reduce its cash flow so as to restrict its ability to operate the day-to-day activities of the business in order to make such distributions.

8. Establishment of Reserves. The Members shall have the right and obligation to establish reasonable reserves for maintenance, improvements, acquisitions, capital expenditures, and other contingencies, such reserves to be funded with such portion of the operating revenues of the Company as the Members may deem necessary or appropriate for that purpose.

9. Tax Returns. The Members shall arrange for the preparation of all tax returns required to be filed for the Company. Each Member shall be entitled to receive copies of all federal, state, and local income tax returns and information returns, if any, which the Company is required to file. All information needed by the Members and other persons who were Members during the applicable taxable year for income tax purposes shall be prepared by the Company's accountants and furnished to each such person after the end of each taxable year of the Company.

10. Conflicts of Interest.
 (a) Interested Transactions. A contract or transaction between the Company and one or more of its Members or between the Company and another domestic or foreign association in which one or more of its Members have a management role or a financial or other interest, shall not be void or voidable solely for that reason, or solely because the Member is present at or participates in the meeting of the Members that authorizes the contract or transaction, or solely because the vote of the Member is counted for that purpose, if:
  (1) the material facts as to the relationship or interest and as to the transaction are disclosed or known to the Members entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those Members; or
  (2) the contract or transaction is fair to the Company as of the time it is authorized, approved, or ratified by the Members.

11. Control and Management.
 (a) Power and Authority of the Members. Management of the business and affairs of the Company shall be vested in the Members. Except as otherwise provided in this Agreement, any decision, determination, or other action to be made or taken by the Members shall be made or taken by majority vote. The Members shall have all rights and powers relating to the Company.
 (b) Voting Rights. Each Member shall have that number of voting rights as equals such Member's percentage interest in the Company (e.g., a Member who has a 10% membership interest in the Company has 10 voting rights).
 (c) Binding Effect of Actions. Each Member shall be bound by, and hereby consents to, any and all actions taken and decisions made by the Members in accordance with the terms of this Agreement. Any person designated by the Members, including a Member so designated, shall have the authority to bind the Company. Any act taken by, or any document executed by, Members holding a majority of the voting rights shall be binding on the Company with the same force and effect as if the action, or the execution of the document, were approved by a vote of the Members. Except as provided in this section, no Member shall have authority to bind the Company.

12. Transfer of Interests; Buy-Sell Provisions.
 (a) Restrictions on Transfer. The Member(s) agree they may execute a separate buy-sell agreement or other document addressing the sale, gift, transfer, pledge or encumbrance of their respective membership interest(s).

13. Dissolution.
 (a) Events of Dissolution. The Company shall dissolve, and its affairs shall be wound up, only upon the first to occur of the following:

  (1) the vote, consent, or agreement of Members holding a majority of the voting rights.

  (2) in the event the members are unable to carry on the business of the Company due to management disagreement and upon the entry of an order of judicial dissolution of the Company under the Act.
  (3) The death, retirement, insanity, resignation, expulsion, bankruptcy, or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company shall not dissolve the Company, nor shall it require any affirmative act of the remaining Members to continue the operation and business of the Company.

 (b) Distributions upon Dissolution. In the event of the dissolution of the Company, the assets of the Company shall be liquidated in such manner as the Members shall determine and, after the obligations of the Company to third parties have been discharged or provided for in accordance with applicable law, the net proceeds of the liquidation shall be distributed in accordance with the following procedure:
  (1) The net proceeds shall be distributed first, among the Members, if any, who have made unrepaid loans or advances to the Company, in an amount up to the aggregate amount of such unrepaid loans and advances, and in proportion to the amount of such loans and advances and the unpaid interest thereon.
  (2) The Company may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the capital accounts of the Members.
  (3) After completion of the steps in paragraphs (1) and (2), the remaining assets shall be distributed to the Members in accordance with their capital accounts, after giving effect to all contributions, distributions, and allocations for all periods.

14. Books and Records.

 (a) General Rule. The Members shall cause to be kept full and accurate books and records of the Company. All books and records of the Company shall be kept at the Company's principal office and shall be available at such location at reasonable times for inspection and copying by the Members or their duly authorized representatives.

15. Liability of Members. The Members, as such, shall not be liable for the debts, obligations, or liabilities of the Company except to the extent required by the Act.

16. Miscellaneous.

 (a) Entire Agreement. This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereof and supersedes all prior agreements, express or implied, oral or written, with respect thereto. The express terms of this Agreement control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

 (b) Amendments. The Certificate may be amended only if the amendment is approved by the vote, consent, or agreement of the Members holding a majority of the voting rights.

 (c) Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of State of Delaware (including, without limitation, provisions concerning limitations of actions), without reference to the conflicts of laws rules of that or any other jurisdiction, except that federal law shall also apply to the extent relevant.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.
DLP POSITIVE FIXED RETURNS FUND LLC

Donald Wenner

Digitally signed by Donald Wenner DN:
cn=Donald Wenner, o, ou,
email=don@dreamliveprosper.com, c=US Date:
2018.02.19 09:37:53 -05'00'

By: DLP PFR Management, LLC, its Manager
By: DLP Capital Advisors, LLC, its Sole Member
By: Donald Wenner, Managing Member

EXHIBIT A
Membership Interests
DLP PFR Management LLC ...................................................... 100%